UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2020

COLLECTORS UNIVERSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-34240	33-0846191
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1610 East Saint Andrew Place, Santa Ana, California	92705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 567-1234

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered under Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.001 Par Value	CLCT	Nasdaq Global Market

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02.	Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)	Compensatory Arrangements of Certain Officers

Entry into First Amendment to Amended & Restated Employment Agreement with the Company’s President and Chief Executive Officer

On March 16, 2020, Collectors Universe, Inc. (the “Company”) entered into the First Amendment (the “First Amendment”) to the Company’s Amended and Restated Employment Agreement dated September 24, 2019, with Joseph J. Orlando, its President and Chief Executive Officer (CEO).

The First Amendment provides for (i) an increase, effective April 1, 2020, in Mr. Orlando’s annual salary to $400,000, from his current annual salary of $350,000; and (ii) grants to Mr. Orlando 20,172 (at maximum) performance-contingent restricted stock units (or “PSUs”) and 16,139 time-vesting restricted stock units (or “RSUs”). The numbers of those PSUs and RSUs granted to Mr. Orlando were determined using the closing per share price, on March 16, 2020, of the Company’s common stock, as reported by NASDAQ, which was $15.49. The PSUs and RSUs were granted under the Company’s stockholder-approved 2017 Equity Incentive Plan. Set forth below is a summary of the material terms of the PSUs and RSUs granted to Mr. Orlando:

The PSUs and Applicable Financial Performance Goals. The Compensation Committee (the “Committee”) of the Company’s Board of Directors has established threshold, target and maximum Company revenue goals for the year ending on June 30, 2020 based on the Company’s Annual Operating Plan, or AOP, for that year (as approved by the Board of Directors on June 18, 2019). The Committee also will establish Company financial performance goals for each of the years ending June 30, 2021 and June 30, 2022. Each PSU represents a right to receive one share of Company common stock and will be settled, upon vesting, by the issuance to Mr. Orlando of shares of Company common stock in three approximately equal installments within sixty days following the end of each of such years. However, each year’s PSUs are subject to the risk of forfeiture (i) if and to the extent the Company fails to achieve at least the threshold financial performance goal established for such year or (ii) if Mr. Orlando’s service with the Company is terminated or ceases for any reason, with or without cause, and whether by the Company or Mr. Orlando, prior to the end of such year. The Committee retains the discretion to make downward adjustments to any of the financial performance goals for any such years as a result of the occurrence or continuance of events or circumstances of a non-recurring nature that the Committee believes will prevent the Company from achieving, in full, any of the financial performance goals. Such events or circumstances would include, but they are not limited to, health epidemics (such the coronavirus epidemic), natural disasters, such as earthquakes, fires or floods, and any other Acts of God, which are largely outside of the Company’s control.

RSUs — Retention Incentives. The RSUs were granted to create incentives for Mr. Orlando to remain in the Company’s service during the years ending March 16, 2021, March 16, 2022 and March 16, 2023, respectively (each, a “RSU Vesting Date”). If Mr. Orlando does remain in the Company’s service on a RSU Vesting Date, one-third of the RSUs granted to him will vest and cease to be subject to forfeiture on such date. However, if Mr. Orlando’s service with the Company is terminated or ceases for any reason, with or without cause, and whether by the Company or Mr. Orlando, prior to the end of any such year, all of the then remaining unvested RSUs will be forfeited. Each RSU, upon vesting, will be settled by the Company’s issuance of one share of Company common stock to Mr. Orlando.

The foregoing summaries are not intended to be complete and are qualified in their entirety by reference to First Amendment, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	First Amendment, dated March 16, 2020, to the Amended & Restated Employment Agreement dated as of September 24, 2019, between the Company and its President & CEO

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLECTORS UNIVERSE, INC.

Dated: March 20, 2020	By:	/s/ JOSEPH J. WALLACE
Joseph J. Wallace, Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
99.1	First Amendment, dated March 16, 2020, to the Amended & Restated Employment Agreement, dated as of September 24, 2019, between the Company and its President & CEO

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